UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 10, 2006

iPass Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50327	93-1214598

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 Bridge Parkway, Redwood Shores, California	94065
(Address of principal executive offices)	(Zip Code)
(650) 232-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Executive Officer Compensation Change
On August 10, 2006, the Compensation Committee of the Board of Directors of iPass Inc.:
a. increased, effective August 16, 2006, the cash compensation for Anurag Lal, iPass’ Chief Business Development and Sales Officer, to an annual base salary of $270,000, with an annual target bonus of $160,000; and provided Mr. Lal a one-time gross cash bonus of $15,000 for his leadership of the sales organization from May 31, 2006 until August 10, 2006; and
b. increased the annual base salary for Frank Verdecanna, iPass’ Vice President and Chief Financial Officer, to an annual base salary of $230,000.
2006 Annual Executive Management Bonus Plan
On August 10, 2006, the Compensation Committee of iPass Inc. revised the categories of performance metrics for the fourth quarter of 2006 for iPass’ Annual Executive Management Bonus Plan (the “Plan”). The revision was to include operating expenses excluding network access expense, amortization of intangibles and stock-based compensation expense as a performance metric in evaluating performance. The contribution percentage of all other categories of performance metrics for the fourth quarter of 2006 were reduced to accommodate this added category of performance metric. Each quarter stands on its own.
The Plan functions as follows:
Each Executive Officer is a participant in the Plan, and has an annual target bonus. Quarterly target bonuses are 25% of the annual target bonuses. Target bonus is paid out 20% based on individual objectives, and 80% on corporate objectives, with the exception of Mr. Denman and Mr. Lal. Mr. Denman’s bonus is based 100% on corporate objectives, and Mr. Lal’s bonus is based 50% on individual objectives and 50% on corporate objectives.
With respect to the corporate objectives portion of the bonus, the target bonus is paid out based on how iPass performs on a quarterly basis against performance metrics established by the Compensation Committee. These performance metrics are: broadband revenues (including mobile data); new services revenues (including Endpoint Policy Management, FlexConnect); total iPass revenues; non-GAAP earnings per share; contract minimum commitments; and, for the fourth quarter, operating expenses excluding network access expenses, amortization of intangibles, and stock-based compensation expense. Each performance metric is given a weighting, and they all add up to 100%. In the event the target metric is met, target bonus is paid out at 100% of that component of the bonus. A lower and an upper boundary is also set by the Compensation Committee on each side of each target metric. In the event only the lower boundary is met, target bonus is paid out at 50% of that component of the bonus. No payment is made for performance under the lower boundary. In the event the upper boundary is met, target bonus is paid out at 150% of that component of the bonus. Performance between the boundaries and target levels are paid based on a straight-line calculation. Above the upper boundary, additional bonus is paid on a straight-line basis.

2003 Non-Employee Directors Plan
On August 10, 2006, the Board of Directors of iPass Inc. amended the iPass Inc. 2003 Non-Employee Directors Plan (the “Plan”) to cause the restricted stock grants to be granted automatically under the Plan at the 2007 Annual Meeting of Stockholders to not vest unless the Company’s broadband, software and service fee revenues in 2008 are at least $200 million. The Plan, as amended, is attached to this report as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	iPass Inc. 2003 Non-Employee Directors Plan, as amended .

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPass Inc.

	By:	/s/ Bruce K. Posey

		Name:	Bruce K. Posey
		Title:	Vice President, General Counsel and Secretary

Dated: August 15, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1	iPass Inc. 2003 Non-Employee Directors Plan, as amended.